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                              Employment Agreement


THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of June 1, 1997 (the "Effective Date") by and between Meta4, Inc., a corporation organized and operating under the laws of the State of Delaware, with its principal place of business at 33-41 New Street Suite 4C, Hoboken, NJ 07030 (hereinafter referred to as "The Company") and James J. Urbaniak, currently residing at 30 Scholl Road, Pottstown, Pennsylvania 19464 (hereinafter referred to as "Employee").

                              W I T N E S S E T H :

WHEREAS, the Company is a for profit corporation engaged in the business of providing, among other things, consulting services and software development concerning solutions to the Year 2000 problem and management of information technology operations;

WHEREAS, Employee is a founder of the Company whose work is integral to the Company's success;

WHEREAS, the Company and Employee desire to enter into a formal employment arrangement;

WHEREAS, Employee currently has an agreement with another principal shareholder and the Company under which the other Employee is entitled to receive a royalty equal to 10 percent of the sales of the Company's proprietary software (the "Royalty Agreement") and the Company and Employee desire that the Royalty Agreement be conditionally superseded as provided herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.  EMPLOYMENT

         A. Term As of the Effective Date and continuing for a term of five years unless terminated as herein provided, Employee shall serve as Executive Vice President for Marketing and Sales of the Company (the "Term"). Employee shall perform those services consistent with his position as Executive Vice President for Marketing and Sales.

          B. Best Efforts Employee agrees at all times to faithfully, diligently, conscientiously, and to the best of Employee's ability, experience and talents, devote his best efforts, energies, skills and expertise to the performance of the duties that may be required pursuant to the terms of this Agreement;

          C. Full Time and Attention Employee shall devote full business time and attention solely to the business and affairs of the Company and shall not, directly or indirectly engage

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               or participate in any activities or matters which may
               adversely affect or reflect discredit on the Company ; and

          D. Business Opportunities Employee shall bring to the attention of all proposals, business opportunities or investments, other than personal investments, of whatever nature, in areas in which the Company is active, which are created or devised by Employee or come to the attention of Employee and which might reasonably be expected to interest the Company.

2.  COMPENSATION

         A. Base Salary The Company shall pay the Employee an annual base salary of two hundred thousand dollars ($220,000) (the "Base Salary"), commencing on the first full payroll cycle following the Effective Date. The Base Salary shall be prorated for any partial employment period. To the extent that Employee's rate of compensation during the period from the Effective Date to the date of the execution of this Agreement has been less than $220,000 per annum, the Company shall pay Employee the difference of such rates so that such difference shall be fully paid to Employee not later than December 31, 1998. The Base Salary shall be payable in accordance with the Company's normal payroll practices for senior executives less usual, customary and required payroll deductions. The Board of Directors may in its discretion increase the Employee's Base Salary at any time.

         B. Bonus At the discretion of Employee and James J. Urbaniak, Executive Vice President, and with the approval of the Board of Directors of the company, there may be designated on an annual basis a certain amount of funds to be paid to the company's employees as bonus compensation (the "Bonus Pool"). Employee shall be entitled to receive 13% of such Bonus Pool per annum during the Term.

         C. Taxes All payments under this section shall be subject to withholding of all applicable income and employment taxes.

3.  BENEFITS

         A. Employee shall be entitled to participate in or receive benefits under any employee benefit plan, arrangement or prerequisite made available by the Company to its employees currently, or in the future, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements or prerequisites. Employee shall be entitled to a vacation each year in accordance with the Company's policies in effect from time to time, provided, however, that Employee shall be entitled to a minimum of four weeks vacation per year.

         B. In connection with Employee's contemplated relocation, the Company agrees to loan Employee up to the sum of $______ for purposes of Employee's purchase of a new

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               permanent residence, which sum shall be fully secured by a first mortgage on such property.

4. STOCK OPTIONS - Concurrent with a contemplated Initial Public Offering ("IPO Date") the Company plans to adopt a nonqualified stock option plan. In the event that the Initial Public Offering proceeds, then in lieu of the Royalty Agreement, which shall be terminated on the IPO Date, Employee shall be entitled to stock options as set forth below. Employee shall be entitled to receive options to purchase shares of the Company's common stock at the IPO price on a per annum basis in accordance with the following formula and schedule: (i) the number of such options on a per annum basis shall be the quotient of the Employee's bonus as granted in Section 2(B) hereof and the IPO price and (ii) such options shall be exercisable for sixty (60) days following Employee's receipt of a bonus pursuant to Section 2(B) hereof. Should the Initial Public Offering not proceed, then the Royalty Agreement shall remain in effect.

5. CONFIDENTIALITY - Employee agrees not to disclose, directly or indirectly, or use for the personal benefit of Employee or others, directly or indirectly, any Trade Secrets and Confidential Proprietary Information which is prepared by or made known to Employee during the course of his employment. For purposes of this Agreement, the term "Trade Secrets and Confidential Proprietary Information" shall mean information or material that is not publicly known that relates to the business of the Company or that of its clients, including, by way of example and without limitation, "Inventions" (as defined below), trade secrets, designs, configurations, processes, techniques, formulas, software, improvements, copyrightable material, marketing plans and strategies, sales and financial reports and forecasts, financial, commercial, statistical, personnel or technical data, and customer lists. Employee will not, during his employment or upon the termination thereof, copy or otherwise transcribe, reproduce or remove from the premises or possession the Company, without the Company's prior written consent in each case, any drawings, hardware, software, disks, specifications, tapes, descriptive matter, reproductions or any materials representing any products, ideas, machines, processes, know-how or other developments or property whatsoever owned, made or used by the Company. Employee acknowledges that all pricing information, sales manuals, binders, customer lists and other customer information, financial information and other records of documents containing Trade Secrets and Confidential Proprietary Information prepared by Employee or coming into Employee's possession by virtue of Employee's employment by the Company is and shall remain the property of the Company and that, upon termination of employee's employment hereunder, Employee shall return immediately to the Company all such items in his possession, together with all copies thereof. Employee agrees that the Company shall suffer irreparable harm in the event that Employee breaches the foregoing covenant and acknowledges that the Company will lack an adequate remedy at law should Employee breach such covenant. Accordingly, in the event of a breach of any of these covenants by Employee, Employee agrees that in addition to being entitled to legal remedies, including compensatory, consequential and punitive damages, this covenant may be specifically enforced.

6. RESTRICTIVE COVENANTS - During his employment and for a period of one year from the date of termination thereof Employee agrees not to perform services, directly or indirectly, for any firm, person or corporation that competes or has competed with the Company or for any

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client of the Company where Employee performs or had previously performed services for such client as an employee of the Company. Furthermore, during his employment and for a period of one year from the date of termination thereof Employee agrees not to solicit or employ, on behalf of himself or others, the services of any firm, person or corporation employed at that time by the Company. Employee agrees that the Company shall suffer irreparable harm in the event that Employee breaches the foregoing covenant and acknowledges that the Company will lack an adequate remedy at law should Employee breach such covenant. Accordingly, in the event of a breach of any of these covenants by Employee, Employee agrees that in addition to being entitled to legal remedies, including compensatory, consequential and punitive damages, this covenant may be specifically enforced. In the event that, in any judicial proceeding, a court refuses fully to enforce any part of this Section 3, then such nonenforceable part shall be deemed eliminated herefrom or reduced or modified for the purpose of such proceedings to the extent necessary to permit the remainder thereof to be enforced. Nothing contained herein shall be deemed to prevent Employee after the termination of his employment from engaging in any activity on behalf of any firm, person or corporation whose business competes with that of the Company if Employee's activities on behalf of such firm, person or corporation are not related to the business of the Company as conducted currently or at such time.

7. DISCLOSURE - Employee will disclose promptly in writing to the Company all inventions, improvements, processes, techniques, discoveries, codes, software, and writings whether patentable or not, and any creative work that may be subject to protection under federal copyright law (any such items hereinafter referred to as "Inventions") which are conceived, made, discovered or written jointly or singly:

         A. In the course of or as a result of the services performed hereunder, and

         B. For a period of six months after termination of this Agreement, Inventions that relate to, or arise out of any developments, services or products that Employee has been concerned with during the rendering of services hereunder.

8. OWNERSHIP OF WORK PRODUCT - Employee agrees that all Inventions and other work products developed under this Agreement, whether before or after the date of execution of this Agreement, are the exclusive property of the Company, that the Company is the sole owner of all copyrights, patents and other rights in connection therewith and that all such copyrightable works constitute works made for hire. In consideration of his continued employment, and for no other consideration, Employee hereby assigns and agrees to assign to the Company all patents, copyrights and any other rights Employee may have or acquire in any and all Inventions and other work products developed under this Agreement, whether before or after the date of execution of this Agreement, or as a result of ideas developed during work performed under this Agreement to the Company. In addition, the Company may require, and Employee agrees to sign patent and copyright assignments to the Company or the Company's clients and to assist the Company in obtaining and enforcing all copyrights, patents and other rights to Inventions and other work products. Employee will sign all instruments of assignment and other papers to evidence vestiture of his right, title and interest to all Inventions and work products in the Company or its clients at the request and expense of the Company. Employee will do all acts and sign all instruments of

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assignment and other papers that the Company may reasonably request relating to applications for patents, copyrights and other rights and to the enforcement and protection thereof. Employee agrees that the Company shall suffer irreparable harm in the event that Employee breaches the foregoing covenant and acknowledges that the Company will lack an adequate remedy at law should Employee breach such covenant. Accordingly, in the event of a breach of any of these covenants by Employee, Employee agrees that in addition to being entitled to legal remedies, including compensatory, consequential and punitive damages, this covenant may be specifically enforced.

9. THIRD PARTY LIABILITY - Employee represents and warrants that he has not disclosed to the Company or any of its directors, officers, employees, agents, or consultants any knowledge, information, inventions, discoveries or ideas that Employee possesses under an obligation of secrecy to a third party ("Third Party Confidential Information"), and Employee agrees that Employee shall not disclose any Third Party Confidential Information to the Company or any of its directors, officers, employees, agents, or consultants. Employee further represents and warrants that Employee does not have any express or implied obligation to any third party that conflicts with any of Employee's obligations under this Agreement ("Third Party Conflicts").

10. WAIVER - Failure by a party to insist upon strict compliance with any of the terms or conditions of this Agreement shall not be deemed a waiver of such term or condition, nor shall any such failure be deemed a relinquishment or waiver of any such right or power deemed to be a waiver at any other time.

11. NOTICES - Any notices required or authorized to be given by the terms of this Agreement shall be deemed duly given if sent by mail, return receipt requested, to the appropriate addressee or hand delivered to the addressee. Any such notice, if sent to the Company shall be addressed as follows:

                  Mr. William P. Doyle
                  META4, INC.
                  Riverview Historical Plaza
                  33-41 Newark Street  Suite 4-C
                  Hoboken, NJ   07030

and if sent to Employee, it shall be mailed or delivered to the address on file in the Company's office, such address to be supplied to the Company by Employee.

12. TERMINATION BY COMPANY - This Agreement and Employee's employment hereunder may be terminated by the Company as set forth herein.

         A. For Cause "For Cause," for purposes of this Agreement, shall mean that Employee (i) commits fraud, embezzlement or other acts of gross dishonesty, (ii) is convicted of a felony, or (iii) the willful and continued failure by the Employee to substantially perform his duties hereunder after demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes

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               the Employee has not substantially performed his duties and such failure continues for at least 30 days thereafter. Any such termination shall be effective upon service of written notice to Employee.

         B. Severance If the Company terminates Employee's employment (i) without cause, or (ii) based on subsection A of section 13, Employee shall receive his Base Salary through May 31, 2002 plus a bonus calculated at the rate of $500,000 per annum from the Effective Date. If the Company terminates Employee's employment based on a failure to perform as set forth in subsection A(iii) of this Section 12, Employee shall be entitled to receive one year's Base Salary from the effective date of the termination plus a bonus of $500,000. Additionally, if the Company terminates Employee's employment less than six (6) months prior to May 31, 2002, Employee shall receive an additional six (6) months' Base Salary. Base Salary paid pursuant to this Section 12(B) shall be paid in accordance with the Company's normal payroll practices, and bonus paid pursuant to this Section 12(B) shall be paid in quarterly installments, the first of which shall be paid within 30 days of the effective date of termination. The Employee shall have no duty to mitigate any damages or payments due him hereunder by seeking other employment or otherwise, nor shall any income earned by Employee that is not in violation of this Agreement serve to offset any payments due Employee hereunder.

13. TERMINATION BY EMPLOYEE - This Agreement and Employee's employment hereunder may be terminated at any time by Employee. Any such termination shall be effective upon service of written notice pursuant to Section 11 of this Agreement.

         A. Diminution of Responsibility If the Company diminishes Employee's responsibilities or removes from Employee the title of Executive Vice President for Marketing and Sales, Employee may terminate his employment, receive severance as defined under Section 12 subsection B of this Agreement, and not be subject to the Restrictive Covenants as defined under Section 6 of this Agreement.

14. DEATH; INCOMPETENCY; TOTAL DISABILITY - In the event of Employee's death, judicially-declared incompetency or total and permanent disability, this Agreement and Employee's employment hereunder shall terminate as of the date of death, the date incompetency is judicially declared or the date Employee is determined by a licensed physician to be totally and permanently disabled.

15. INDEMNIFICATION - Employee agrees to indemnify and hold harmless the Company, its directors, officers, shareholders and employees against any liabilities and expenses, including amounts paid in settlement, incurred by any of them in connection with any Third Party Confidential Information or Third Party Conflicts as defined in Section 9 of this Agreement.

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16.  CONSTRUCTION OF AGREEMENT; JURISDICTION

          A. This writing constitutes the entire agreement between the parties hereto and merges any and all prior arrangements, understandings or representations.

          B. No modification of this Agreement shall be valid unless agreed to in writing signed by a duly authorized representative of each party hereto.

          C. Any duty or obligation arising under this Agreement which has been incurred and which has not been fully enjoyed, enforced and/or satisfied shall survive termination of Employee's employment by the Company, regardless of the reason, or lack thereof, for such termination until such duty or obligation has been fully observed and/or satisfied.

          D. This Agreement shall be governed by the laws of the State of New Jersey without regard to principles of choice of laws.

          E. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed or modified only to the extent necessary to make such provision enforceable and to reflect as nearly as possible the original intent of such provision.

          F. Each of the Company and Employee hereby: (i) agrees that any suit, action or proceeding arising out of or relating to this Agreement may be brought only in the state or federal courts located in Newark, New Jersey; (ii) consents to the jurisdiction of each such court in any suit, action or proceeding relating to or arising out of this Agreement; and (iii) waives any objection which it may have to the designation of venue or lack of convenient forum in any such suit, action or proceeding in any of such courts.






         G. The Section headings in this Agreement have been inserted for convenience of reference only. They do not form a part hereof and shall not affect the interpretation of the provisions of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first written above.


                                           META4, INC.


                                           by:_____________________________
                                           (Management name)

                                           ________________________________
                                           James J. Urbaniak